Exhibit 16.1

FEDERATED HERMES GOVERNMENT INCOME TRUST

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Hermes Government Income Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Amended and Restated Declaration of Trust, and Article V, Section 9, of the Amended and Restated Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 (and any amendments thereto, including post-effective amendments) relating to the proposed reorganization of Federated Hermes Government Income Securities, Inc. into the Federated Hermes Government Income Fund, a portfolio of the Trust.

WITNESS the due execution hereof this 9th day of November, 2023.

/s/ John T. Collins	/s/ Thomas M. O’Neill
John T. Collins	Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ Madelyn A. Reilly
J. Christopher Donahue	Madelyn A. Reilly

/s/ John B. Fisher	/s/ P. Jerome Richey
John B. Fisher	P. Jerome Richey

/s/ G. Thomas Hough	/s/ John S. Walsh
G. Thomas Hough	John S. Walsh

/s/ Maureen Lally-Green
Maureen Lally-Green